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                                      File No. 70-8783


                SECURITIES AND EXCHANGE COMMISSION
                    450 Fifth Street, N. W.
                       Washington, DC 20549



                  POST-EFFECTIVE AMENDMENT NO. 3

                                TO

                             FORM U-1


                     APPLICATION/DECLARATION

                              UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935





                   NEW ENGLAND ELECTRIC SYSTEM
                               and
               NEW ENGLAND ELECTRIC RESOURCES, INC.
            (Name of companies filing this statement)



       25 Research Drive, Westborough, Massachusetts 01582
             (Address of principal executive offices)




                   NEW ENGLAND ELECTRIC SYSTEM

          (Name of top registered holding company parent of the participating companies herein)





Michael E. Jesanis                 Robert King Wulff
Treasurer                          Corporation Counsel
25 Research Drive                              25 Research Drive
Westborough, MA 01582                   Westborough, MA 01582


           (Names and addresses of agents for service)

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The last paragraph of Item 1 (as previously amended) is hereby amended in its entirety to read as follows:


     "Neither NEES nor any subsidiary currently has an ownership interest in an exempt wholesale generator (EWG) as defined in Section 32 of the Act or a foreign utility company (FUCO) as defined in Section 33 of the Act. Additionally, neither NEES nor any subsidiary is a party to, or has any rights under, a service, sales, or construction agreement with an EWG or FUCO. NEES and its subsidiaries shall comply with the requirements of Rule 53 of the Act in connection with EWG and FUCO acquisitions and financings and with all other requirements and conditions in the Original Statement as amended hereby and the Order. In the event that the Total Authority (as increased as requested in this filing and including guarantees) is invested in connection with EWGs and FUCOs, NEES and NEERI shall be in compliance with the provisions of Rule 53 under the Act."

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                            SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 3 to Form U-1 Application/Declaration (Commission's File No. 70-8783) to be signed on their behalf, as indicated, by the undersigned officers thereunto duly authorized by such companies.

                                   NEW ENGLAND ELECTRIC SYSTEM



                                       s/Michael E. Jesanis
                                   By
                                      Michael E. Jesanis
                                      Treasurer


                                   NEW ENGLAND ELECTRIC RESOURCES, INC.



                                       s/John G. Cochrane
                                   By
                                      John G. Cochrane
                                      Treasurer


Date:  June 9, 1997






The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.